Exhibit 10.1 - Director Compensation and Executive Title Change

     The Board of the Bank authorized a decrease in directors' fees for Board member services to $1,500 from $2,000 per month effective December 1, 2008.

     The Boards of the Company and the Bank, as applicable, also authorized a decrease to $375 from $500 per month for members of each committee of the following committees effective December 1, 2008: audit (Company committee) and loan (Bank committee).

     The Board of the Bank approved a title change for Mr. Martin E. Plourd from Executive Vice President/Chief Operating Officer to Senior Executive Vice President/Chief Operating Officer effective immediately.